Exhibit 10.10

Outset Medical, Inc.

Inducement Plan

Adopted By The Board Of Directors: January 22, 2026

Effective as of February 10, 2026

1.
Purpose

The purpose of this Outset Medical, Inc. Inducement Plan (this “Plan”) of Outset Medical, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company by providing a material inducement for the best available individuals to join the Company and its Subsidiaries as employees by affording such individuals an opportunity to acquire a proprietary interest in the Company.

2.
Certain Definitions.

2.1. “2020 Plan” means the Outset Medical, Inc. 2020 Equity Incentive Plan, as amended and restated from time to time.

2.2. “Approval Date” has the meaning set forth in Section 5 below.

2.3 “Company” has the meaning set forth in Section 1 above.

2.4 “Effective Date” has the meaning set forth in Section 5 below.

2.5 “Eligible Persons” means such individuals who are expected to become officers and other employees of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time and who are eligible to receive an award under this Plan pursuant to the Inducement Rules.

2.6 “Inducement Rules” has the meaning set forth in Section 3 below.

2.7 “Plan” has the meaning set forth in Section 1 above.

2.8 “Share Limit” has the meaning set forth in Section 4 below.

2.9 Defined terms not defined herein shall have the meaning set forth in the 2020 Plan.

3.
Eligibility

This Plan shall be reserved solely for awards to Eligible Persons to whom the Company may issue Shares of common stock of the Company, par value $0.001 per share, without stockholder approval pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules, or any successor rule relating to inducement awards (the “Inducement Rules”).

4.
Shares Available; Grant Of Awards

The maximum number of Shares that may be delivered pursuant to awards granted to Eligible Persons under this Plan is 250,000 Shares (the “Share Limit”), which limit is subject to adjustment as contemplated by Section 5.7 of the 2020 Plan. Notwithstanding any provision in the 2020 Plan to the contrary, only those Shares which are subject to awards that are forfeited, expire, or are canceled without the issuance of Shares or other consideration shall again be available for issuance under the Plan.

5.
Effective Date and Term of Plan

The adoption of this Plan occurred as of January 22, 2026 (“Approval Date”) and the Plan is effective as of February 10, 2026 (the “Effective Date”). Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Approval Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Committee with respect thereto, including the authority to amend such awards to the extent permitted by the Inducement Rules) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

6.
Other Terms

Except as expressly set forth herein, the terms of this Plan shall be identical to the terms of the 2020 Plan, and such terms from the 2020 Plan are incorporated by reference into this Plan (with such non-substantive changes as are necessary to reflect their usage in this Plan instead of the 2020 Plan); provided, however, that no Incentive Stock Options shall be awarded under this Plan. In the event of any conflict between the provisions in this Plan and those of the 2020 Plan, the provisions of this Plan shall govern.

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